Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 400 South Hope Street 25th Floor Los Angeles, CA 90071 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Steve Iaco Senior Managing Director Investor Relations & Corporate Communications 212.984.6535

CBRE GROUP, INC. REPORTS STRONG REVENUE AND

 EARNINGS GROWTH FOR THE SECOND QUARTER OF 2014

Revenue Increases 22% and Adjusted Earnings Per Share Rises 16% to $0.36

Los Angeles, CA — July 29, 2014 — CBRE Group, Inc. (NYSE:CBG) today reported strong revenue and earnings growth for the second quarter ended June 30, 2014.

Second-Quarter 2014 Results

•                  Revenue for the quarter totaled $2.1 billion, an increase of 22% from $1.7 billion in the second quarter of 2013.

•                  Excluding selected charges(1), net income(2) rose 17% to $118.7 million from $101.8 million in the second quarter of 2013, while adjusted earnings per diluted share improved 16% to $0.36 from $0.31 in the prior-year period. For the second quarter, selected charges (net of income taxes) totaled $13.2 million versus $31.9 million for the same period in 2013.

•                  On a U.S. GAAP basis, net income rose 51% to $105.5 million, compared with $69.9 million for the second quarter of 2013.  GAAP earnings per diluted share rose 52% to $0.32, compared with $0.21 in last year’s second quarter.

•                  Excluding selected charges, EBITDA(3) increased 8% to $262.8 million from $243.1 million in the second quarter of 2013. EBITDA(3) (including selected charges) also rose 8% to $260.2 million for the second quarter of 2014, from $240.5 million for the same period a year earlier. As expected, EBITDA was impacted by lower mortgage origination activity with Government Sponsored Enterprises (GSEs) and the timing of development sales.

Management Commentary

“Our strong performance in 2014 continued in the second quarter,” said Bob Sulentic, president and chief executive officer of CBRE. “Our significant leasing growth was particularly notable, especially in the U.S., where the markets are improving and we are continuing to drive gains in market share.  We are equally pleased with the exceptionally strong growth in our occupier outsourcing business, even before the benefit of the Norland acquisition. Our overall performance was in line with the anticipated trajectory of our business and reflects our success in driving meaningful growth while continuing to make investments that will enhance client service, support our professionals and sustain our long term performance.”

Europe, Middle East & Africa (EMEA) continued to show improved results in step with better macro conditions and sentiment.  EMEA revenue rose 89% (82% in local currency), with significant increases in property sales and occupier outsourcing, coupled with strong contributions from U.K.-based Norland Managed Services Ltd, which CBRE acquired in late December 2013. Excluding the contributions from Norland, a leading provider of building technical engineering services, overall EMEA revenue rose 16% (9% in local currency).

In the Americas, CBRE’s largest business segment, revenue rose 11% for the quarter (12% in local currency), paced by 18% growth (19% in local currency) in both the leasing and occupier outsourcing businesses. Asia Pacific revenue increased 9% in local currency, with notable growth in Australia. However, foreign currency conversion trimmed this growth rate to 3% in U.S. dollars.

Among global business lines, property leasing revenue improved 14% (14% in local currency) — the fourth consecutive quarter of double-digit increases — paced by market share gains in the U.S.  Asia Pacific also saw solid revenue growth in local currency.

CBRE’s occupier outsourcing business, Global Corporate Services (GCS), continued to show robust growth. Globally, GCS revenue increased 58%, reflecting 17% organic growth supplemented by strong contributions from the Norland acquisition.  CBRE continues to capitalize on large occupier preferences for integrated, full service real estate solutions and signed 47 outsourcing contracts during the second quarter and 110 contracts during the first half of the year. Total contract signings were particularly strong in EMEA, Asia Pacific and the U.S. health care sector.

The Global Investment Management business also performed well.  Revenue for the quarter rose 10% (7% in local currency). This increase was fueled by higher disposition and incentive fees, and carried interest, and is particularly notable following the sale of $10 billion of assets and the exiting of a private REIT in 2013.  This segment’s investment track record is continuing to attract new investors with year-to-date capital raising running significantly ahead of the prior-year pace. Assets under Management rose to $92.8 billion — up $4.6 billion from the second quarter of 2013.

Global property sales revenue rose 5% (6% in local currency) during the quarter.  EMEA led the way with an increase of 22% (14% in local currency), as investment activity improved across most markets and property types in continental Europe and Ireland.  Asia Pacific property sales revenue was unchanged in U.S. dollars, but increased 6% in local currency paced by Australia.  Americas property sales revenue increased 3% (4% in local currency).  Within the Americas, the U.S. experienced an uneven first half with 38% growth during the first quarter and 2% growth in the second quarter.  The second quarter in the U.S. was a particularly difficult comparison as property sales revenue in the second quarter of 2013 was up 37% from the second quarter of 2012.

The shift in the company’s business mix toward greater contractual revenue was evident in the quarter.  With the addition of Norland, contractual revenue rose to 53% of total revenue — up from 47% in the second quarter of 2013.  The increased contractual revenue — coupled with conservative financial management — led Standard & Poor’s to raise its rating on CBRE’s secured debt to Investment Grade during the quarter.

Second-Quarter 2014 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 11% (12% in local currency) to $1.2 billion, compared with $1.1 billion for the second quarter of 2013. The improved revenue was driven by higher leasing and occupier outsourcing activity.

•                  EBITDA increased 4% to $169.4 million compared with $163.3 million in last year’s second quarter.

•                  Operating income totaled $127.7 million compared with $132.0 million for the prior-year second quarter partly due to higher depreciation and amortization expense in the current-year quarter.

•                  For the second quarter, EBITDA and operating income were significantly impacted by reduced mortgage origination for the GSEs.

•                  For the first six months of 2014, Americas revenue and EBITDA increased 11% and 9%, respectively, despite the drag from lower GSE originations.  Had GSE activity been flat versus last year’s first half, the Americas business would have achieved significantly positive operating leverage.

EMEA Region (primarily Europe)

•                  Revenue rose 89% (82% in local currency) to $511.0 million, compared with $270.3 million for the second quarter of 2013.  Excluding the contributions from Norland, EMEA revenue increased 16% (9% in local currency) over the prior-year period.  The increase was driven by higher sales and occupier outsourcing activity.

•                  EBITDA increased 133% to $27.4 million compared with $11.7 million in the prior-year second quarter.

•                  Operating income totaled $11.9 million, an increase of 43% from $8.3 million for the second quarter of 2013.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue was $241.2 million, an increase of 3% (9% in local currency) from $233.1 million for the second quarter of 2013.  Performance improved in several countries, particularly Australia and India, but was tempered by negative foreign currency effects.

•                  EBITDA totaled $23.8 million compared with $26.0 million in the prior-year second quarter.

•                  Operating income totaled $20.4 million compared with $23.2 million in the second quarter of 2013.

•                  Lower EBITDA and operating income were primarily due to a decline in high-margin property sales in Japan compared with a very strong second quarter of 2013.

Global Investment Management (investment management operations in the U.S., Europe and Asia)

•                  Revenue was $126.3 million, an increase of 10% (7% local currency) from $115.1 million for the second quarter of 2013.

•                  Excluding selected charges, EBITDA increased 17% to $40.7 million from $34.6 million in the prior-year second quarter.  EBITDA (including selected charges) increased 19% to $38.1 million from $32.0 million in the second quarter of 2013.

•                  Operating income rose to $46.9 million, compared with $23.1 million for the second quarter of 2013.

•                  Approximately $3.2 billion of new equity capital was raised in the second quarter of 2014, bringing the total through mid-year to $4.4 billion — nearly matching the total for all of last year.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue rose 27% to $12.6 million, compared with $9.9 million for the second quarter of 2013.

•                  EBITDA totaled $1.5 million compared with $7.4 million reported in the prior-year period. The decrease was largely driven by lower income from property sales (reflected in both gain on disposition of real estate and equity earnings) in the current-year second quarter.

•                  Operating loss totaled $1.0 million compared with operating income of $1.0 million for the second quarter of 2013. Under U.S. GAAP, equity earnings, which includes some property sales, are not part of the calculation of operating income/loss.

•                  Development projects in process totaled $4.8 billion, down 2%, or $100 million, from year-end 2013, and the inventory of pipeline deals totaled $1.9 billion, up 27%, or $400 million, from year-end 2013. The larger pipeline reflects increased demand for development services as the economy improves.

Six-Month Results

•                  Revenue for the six months ended June 30, 2014 totaled $4.0 billion, an increase of 24% from $3.2 billion in the six months ended June 30, 2013.

•                  Excluding selected charges, net income increased 31% to $201.1 million for the six months ended June 30, 2014 from $153.3 million in the six months ended June 30, 2013, and adjusted earnings per diluted share increased 30% to $0.60 compared with $0.46 for the prior-year period. Selected charges (net of income taxes) totaled $28.0 million for the six months ended June 30, 2014, and $45.9 million for the same period in 2013.

•                  On a U.S. GAAP basis, net income rose 61% to $173.1 million for the six months ended June 30, 2014 from $107.4 million for the same period of 2013 and earnings per diluted share increased 63% to $0.52 compared with $0.32 for the prior-year period.

•                  Excluding selected charges, EBITDA increased 14% to $461.5 million in the current six-month period from $404.4 million in the first six months of 2013. EBITDA (including selected charges) also rose 14% to $457.4 million for the first six months of 2014, from $400.2 million for the same period a year earlier.

Business Outlook

“We are very pleased with our performance across the first half of 2014,” said Mr. Sulentic.  “These results reflect the ability of our people to deliver premier, globally integrated services that create superior value and are increasingly required by clients.  This is an enduring strength that provides a competitive advantage for CBRE.”

In light of CBRE’s strong performance in the first half of 2014, with adjusted earnings per share up 30% and an active transactional pipeline, the company now expects full-year earnings per share, as adjusted, to be in the range of $1.60 to $1.65, an increase of $0.05 per share from its initial guidance.

Conference Call Details

The Company’s second-quarter earnings conference call will be held today (Tuesday, July 29, 2014) at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on July 29, 2014, and ending at midnight Eastern Time on August 6, 2014. The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13586474.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2013 revenue).  The Company has approximately 44,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through approximately 350 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; our ability to control costs relative to revenue growth; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; continued high levels of, or increases in, unemployment and general slowdowns in commercial activity; variations in historically customary seasonal patterns that cause our business not to perform as expected; trends in pricing and risk assumption for commercial real estate services; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; foreign currency fluctuations; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive; our ability to maintain our effective tax rate at or below current levels; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to comply with laws and regulations related to our global operations, including real estate licensure, labor and employment laws and regulations, as well as the anti-corruption laws of the U.S. and other countries; our leverage and our ability to perform under our credit facilities; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; the effect of significant movements in average cap rates across different property types; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2013, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges included the write-off of financing costs, amortization expense related to certain intangible assets attributable to acquisitions, certain carried interest incentive compensation expense and integration and other costs related to acquisitions.  For the impact of selected charges on specific periods, see the “Non-GAAP Financial Measures” section of this press release.

(2) A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions and certain carried interest incentive compensation expense.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted, to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

 (Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$2,126,806	$1,742,014	$3,987,648	$3,217,077

Costs and expenses:
Cost of services	1,314,473	1,018,827	2,475,933	1,880,043
Operating, administrative and other	566,202	499,458	1,094,597	968,999
Depreciation and amortization	63,295	43,601	128,498	89,882
Total costs and expenses	1,943,970	1,561,886	3,699,028	2,938,924

Gain on disposition of real estate	23,170	7,496	29,867	10,645

Operating income	206,006	187,624	318,487	288,798

Equity income from unconsolidated subsidiaries	9,264	6,544	24,264	16,293
Other income	6,364	1,533	11,165	4,227
Interest income	1,146	1,490	2,723	3,518
Interest expense	28,470	37,532	56,485	79,927
Write-off of financing costs	—	42,715	—	56,295
Income from continuing operations before provision for income taxes	194,310	116,944	300,154	176,614
Provision for income taxes	64,111	45,815	102,013	64,819
Income from continuing operations	130,199	71,129	198,141	111,795
Income from discontinued operations, net of income taxes	—	3,105	—	24,294
Net income	130,199	74,234	198,141	136,089
Less: Net income attributable to non-controlling interests	24,735	4,332	25,014	28,641
Net income attributable to CBRE Group, Inc.	$105,464	$69,902	$173,127	$107,448

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.32	$0.21	$0.52	$0.32
Income from discontinued operations attributable to CBRE Group, Inc.	—	—	—	0.01
Net income attributable to CBRE Group, Inc.	$0.32	$0.21	$0.52	$0.33

Weighted average shares outstanding for basic income per share	330,133,061	327,423,589	330,084,525	327,093,358

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.32	$0.21	$0.52	$0.31
Income from discontinued operations attributable to CBRE Group, Inc.	—	—	—	0.01
Net income attributable to CBRE Group, Inc.	$0.32	$0.21	$0.52	$0.32

Weighted average shares outstanding for diluted income per share	333,918,620	331,631,185	333,634,342	331,218,705

EBITDA (1)	$260,194	$240,480	$457,400	$400,234

(1) Includes EBITDA related to discontinued operations of $3.0 million and $7.4 million for the three and six months ended June 30, 2013, respectively.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Americas
Revenue	$1,235,720	$1,113,601	$2,257,401	$2,039,573
Costs and expenses:
Cost of services	802,311	713,143	1,462,581	1,307,164
Operating, administrative and other	270,477	241,746	511,144	471,232
Depreciation and amortization	35,187	26,724	69,345	54,557
Operating income	$127,745	$131,988	$214,331	$206,620
EBITDA	$169,404	$163,306	$295,166	$269,657

EMEA
Revenue	$510,987	$270,277	$1,029,666	$498,911
Costs and expenses:
Cost of services	360,190	163,531	731,737	309,223
Operating, administrative and other	123,571	94,895	248,104	178,671
Depreciation and amortization	15,319	3,511	32,782	8,907
Operating income	$11,907	$8,340	$17,043	$2,110
EBITDA	$27,369	$11,740	$50,734	$11,195

Asia Pacific
Revenue	$241,214	$233,130	$436,857	$414,561
Costs and expenses:
Cost of services	151,972	142,153	281,615	263,656
Operating, administrative and other	65,487	64,811	123,236	118,935
Depreciation and amortization	3,371	3,001	6,439	5,883
Operating income	$20,384	$23,165	$25,567	$26,087
EBITDA	$23,765	$26,013	$32,006	$31,860

Global Investment Management
Revenue	$126,314	$115,109	$238,777	$241,751
Costs and expenses:
Operating, administrative and other	93,960	82,734	178,958	170,488
Depreciation and amortization	8,452	9,280	17,818	18,091
Gain on disposition of real estate	23,028	—	23,028	—
Operating income	$46,930	$23,095	$65,029	$53,172
EBITDA(1)	$38,129	$32,001	$66,392	$72,327

Development Services
Revenue	$12,571	$9,897	$24,947	$22,281
Costs and expenses:
Operating, administrative and other	12,707	15,272	33,155	29,673
Depreciation and amortization	966	1,085	2,114	2,444
Gain on disposition of real estate	142	7,496	6,839	10,645
Operating (loss) income	$(960)	$1,036	$(3,483)	$809
EBITDA(2)	$1,527	$7,420	$13,102	$15,195

(1)         Includes EBITDA related to discontinued operations of $0.8 million and $1.4 million for the three and six months ended June 30, 2013, respectively.

(2)         Includes EBITDA related to discontinued operations of $2.2 million and $6.0 million for the three and six months ended June 30, 2013, respectively.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income attributable to CBRE Group, Inc.	$105,464	$69,902	$173,127	$107,448
Amortization expense related to certain intangible assets attributable to acquisitions, net of tax	11,681	4,592	25,440	9,224
Carried interest incentive compensation, net of tax	1,564	1,598	2,516	1,598
Integration and other costs related to acquisitions, net of tax	—	(62)	—	1,031
Write-off of financing costs, net of tax	—	25,752	—	34,010
Net income attributable to CBRE Group, Inc., as adjusted	$118,709	$101,782	$201,083	$153,311

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.36	$0.31	$0.60	$0.46

Weighted average shares outstanding for diluted income per share	333,918,620	331,631,185	333,634,342	331,218,705

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income attributable to CBRE Group, Inc.	$105,464	$69,902	$173,127	$107,448
Add:
Depreciation and amortization(1)	63,295	44,215	128,498	90,752
Interest expense(2)	28,470	38,898	56,485	83,074
Write-off of financing costs	—	42,715	—	56,295
Provision for income taxes(3)	64,111	46,240	102,013	66,183
Less:
Interest income	1,146	1,490	2,723	3,518

EBITDA(4)	$260,194	$240,480	$457,400	$400,234

Adjustments:
Carried interest incentive compensation	2,567	2,644	4,130	2,644
Integration and other costs related to acquisitions	—	—	—	1,525

EBITDA, as adjusted (4)	$262,761	$243,124	$461,530	$404,403

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.6 million and $0.9 million for the three and six months ended June 30, 2013, respectively.

(2)         Includes interest expense related to discontinued operations of $1.4 million and $3.2 million for the three and six months ended June 30, 2013, respectively.

(3)         Includes provision for income taxes related to discontinued operations of $0.4 million and $1.3 million for the three and six months ended June 30, 2013, respectively.

(4)         Includes EBITDA related to discontinued operations of $3.0 million and $7.4 million for the three and six months ended June 30, 2013, respectively.

EBITDA and EBITDA, as adjusted for selected charges for our reporting segments, are calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Americas
Net income attributable to CBRE Group, Inc.	$92,304	$51,075	$162,770	$80,613
Adjustments:
Depreciation and amortization	35,187	26,724	69,345	54,557
Interest (income) expense, net	(226)	24,476	8,960	55,446
Write-off of financing costs	—	42,715	—	56,295
Royalty and management service income	(2,843)	(9,187)	(3,707)	(19,410)
Provision for income taxes	44,982	27,503	57,798	42,156
EBITDA	$169,404	$163,306	$295,166	$269,657

EMEA
Net loss attributable to CBRE Group, Inc.	$(6,967)	$(864)	$(13,957)	$(6,664)
Adjustments:
Depreciation and amortization	15,319	3,511	32,782	8,907
Interest expense (income), net	17,184	1,229	24,343	(1,019)
Royalty and management service (income) expense, net	(3,070)	3,889	(6,955)	8,030
Provision for income taxes	4,903	3,975	14,521	1,941
EBITDA	$27,369	$11,740	$50,734	$11,195

Asia Pacific
Net income attributable to CBRE Group, Inc.	$8,246	$10,731	$4,002	$9,282
Adjustments:
Depreciation and amortization	3,371	3,001	6,439	5,883
Interest expense, net	768	682	1,103	1,242
Royalty and management service expense	4,623	4,114	8,262	8,777
Provision for income taxes	6,757	7,485	12,200	6,676
EBITDA	$23,765	$26,013	$32,006	$31,860

Global Investment Management
Net income attributable to CBRE Group, Inc.	$12,234	$6,495	$15,062	$19,616
Adjustments:
Depreciation and amortization (1)	8,452	9,638	17,818	18,567
Interest expense, net (2)	8,745	9,279	17,586	19,545
Royalty and management service expense	1,290	1,184	2,400	2,603
Provision for income taxes	7,408	5,405	13,526	11,996
EBITDA (3)	$38,129	$32,001	$66,392	$72,327
Carried interest incentive compensation	2,567	2,644	4,130	2,644
Integration and other costs related to acquisitions	—	—	—	1,525
EBITDA, as adjusted (3)	$40,696	$34,645	$70,522	$76,496

Development Services
Net (loss) income attributable to CBRE Group, Inc.	$(353)	$2,465	$5,250	$4,601
Adjustments:
Depreciation and amortization (4)	966	1,341	2,114	2,838
Interest expense, net (5)	853	1,742	1,770	4,342
Provision for income taxes (6)	61	1,872	3,968	3,414
EBITDA(7)	$1,527	$7,420	$13,102	$15,195

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.4 million and $0.5 million for the three and six months ended June 30, 2013, respectively.

(2)         Includes interest expense related to discontinued operations of $0.5 million and $1.0 million for the three and six months ended June 30, 2013, respectively.

(3)         Includes EBITDA related to discontinued operations of $0.8 million and $1.4 million for the three and six months ended June 30, 2013, respectively.

(4)         Includes depreciation and amortization expense related to discontinued operations of $0.2 million and $0.4 million for the three and six months ended June 30, 2013, respectively.

(5)         Includes interest expense related to discontinued operations of $0.9 million and $2.2 million for the three and six months ended June 30, 2013, respectively.

(6)         Includes provision for income taxes related to discontinued operations of $0.4 million and $1.3 million for the three and six months ended June 30, 2013, respectively.

(7)         Includes EBITDA related to discontinued operations of $2.2 million and $6.0 million for the three and six months ended June 30, 2013, respectively.

CBRE GROUP, INC.

 CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets:
Cash and cash equivalents (1)	$381,866	$491,912
Restricted cash	46,986	61,155
Receivables, net	1,638,197	1,486,489
Warehouse receivables (2)	739,616	381,545
Property and equipment, net	455,322	458,596
Real estate assets (3)	86,822	126,954
Goodwill and other intangibles, net	3,151,646	3,131,702
Investments in and advances to unconsolidated subsidiaries	214,414	198,696
Other assets, net	756,902	661,365
Total assets	$7,471,771	$6,998,414

Liabilities:
Current liabilities, excluding debt	$1,724,197	$1,984,381
Warehouse lines of credit (2)	731,461	374,597
Revolving credit facility	335,991	142,484
5.00% senior notes	800,000	800,000
Senior secured term loans	665,438	685,263
6.625% senior notes	350,000	350,000
Other debt	10,706	5,433
Notes payable on real estate (4)	89,812	130,472
Other long-term liabilities	589,891	589,778
Total liabilities	5,297,496	5,062,408

CBRE Group, Inc. stockholders’ equity	2,132,782	1,895,785
Non-controlling interests	41,493	40,221
Total equity	2,174,275	1,936,006
Total liabilities and equity	$7,471,771	$6,998,414

(1)         Includes $47.2 million and $32.4 million of cash in consolidated funds and other entities not available for Company use as of June 30, 2014 and December 31, 2013, respectively.

(2)         Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

(3)         Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)         Represents notes payable on real estate of which $4.0 million are recourse to the Company as of both June 30, 2014 and December 31, 2013.